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                                            September 8, 1988

Weitz Series Fund, Inc.
Attention Board of Directors
9110 West Dodge Road, Suite 210
Omaha, NE 68114

Ladies and gentlemen:

Wallace R. Weitz (the "Subscriber") hereby subscribes to ten thousand
(10,000) shares of common stock, designated Intermediate-Term Fixed Income Portfolio Shares, at $10 per share, to be issued by Weitz Series Fund, Inc. (the "Fund"), in consideration for an aggregate purchase price of $100,000 to be paid upon demand at such time as the Board of Directors in their discretion shall determine. Such shares will be held by the Subscriber for investment purposes only, and should the Subscriber redeem any of said shares prior to five (5) years after the effective date of the fund's Form N-1A Registration Statement, it hereby agrees to reimburse the Fund for its pro rata share of the unamortized organization costs of the Fund incurred during the period from the Fund's incorporation to (90) days after the effective date of the Fund's Form N-1A Registration Statement.

                                            Very truly yours,

                                            WALLACE R. WEITZ

                                            By /s/Wallace R. Weitz
                                              --------------------
                                              Wallace R. Weitz